Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Financial Inc.:
We consent to the use of our report dated March 31, 2015, with respect to the consolidated balance sheets of Tiptree Financial Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP
New York, New York
September 17, 2015